Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Roy Harvey	Michael E. Belwood
(212) 836-2674	(812) 604-0530

KAY MEGGERS APPOINTED PRESIDENT, ALCOA GLOBAL ROLLED

PRODUCTS, SUCCEEDING HELMUT WIESER

New York, November 14, 2011 – Alcoa announced today that Kay Meggers has been named President, Alcoa Global Rolled Products (GRP), effective November 14, succeeding Helmut Wieser, who has announced he will retire at the end of February.

Meggers is currently Vice President, Corporate Initiatives, responsible for planning and coordinating major strategic initiatives that cut across Alcoa’s businesses.

“Kay’s experience has prepared him well to lead Global Rolled Products at this important phase of the business’ evolution,” said Alcoa Chairman and CEO Klaus Kleinfeld. “Since he joined Alcoa, he has had an important role in most of the Company’s major strategic initiatives, from enhancing technology and innovation as part of the Alcoa Technology Advantage program to spearheading growth strategies for China and Brazil.”

Meggers, who joined Alcoa in February 2010, leads Alcoa’s Business Excellence/Corporate Strategy resource unit, composed of the Growth and Market Strategy, Quality and Business Excellence teams and is also responsible for overseeing the Company’s Asia-Pacific region. He was elected a Vice President of Alcoa in June 2011 and is also a member of the Alcoa Executive Council, the Company’s senior leadership group that sets strategic direction. Prior to coming to Alcoa, he was Senior Vice President at Siemens U.S. Building Technologies Division and served for three years as Business Unit Head of Building Automation.

Wieser joined Alcoa in 2000 as Vice President of Alcoa’s flat-rolled products group in Europe. In 2005, he was named Executive Vice President with responsibility for Alcoa’s Global Rolled Products business.

“Helmut has had a strong impact during his ten years with Alcoa,” Kleinfeld said. “Thanks to his leadership, our flat rolled business has become truly global, expanding into Russia and China and now constructing a state-of-the art plant in Saudi Arabia. Helmut led GRP’s expansion in the aerospace, ground transportation and packaging markets. A former Olympian, Helmut brought to Alcoa the same competitive spirit he showed in international sporting competition.”

Until his retirement, Wieser will work with Meggers to ensure a smooth transition of responsibilities.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 10 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.